Exhibit 99.1

FXCM Group Provides Financial Information

for Second Quarter 2017

NEW YORK, August 9, 2017 — FXCM Group, LLC ("FXCM Group" or “FXCM”), a leading international provider of online foreign exchange trading, CFD trading, spread betting and related services, today provided selected financial information regarding its second quarter 2017 results.

“In the second quarter of this year we were able to generate solid Adjusted EBITDA from continuing operations of $10.5 million in a difficult environment of particularly low volatility,” said Brendan Callan, CEO of FXCM. “This is in large part due to strong revenue capture in our FX and CFD businesses coupled with a substantial cost reduction earlier this year.”

“With the expected proceeds from the pending sale of our stake in FastMatch, we expect our balance sheet to further improve as we continue to pay down our debt to Leucadia,” continued Callan. “We remain very optimistic about the future of our business.”

FXCM Group, LLC (US Millions) (unaudited)

Selected Income Statement Data

Three months ended June 30, 2017

Total Net Revenues	$49.4
Operating Expenses (1)	$39.3
Loss from Continuing Operations	$(1.9)
Net Loss	$(2.4)
Adjusted EBITDA Continuing Operations(2)	$10.5

(1)	Excludes depreciation and amortization of $5.0 million
(2)	See reconciliation following

Selected Balance Sheet Data

As at June 30, 2017

Cash and Cash Equivalents	$123.9
Cash and cash equivalents, held for customers	$352.3
Total Assets	$596.7
Credit Agreement to Leucadia	$119.7
Total Members' Capital	$55.2

Selected Customer Trading Metrics for Continuing Operations

Three months ended June 30, 2017

Tradeable accounts	109,829
Active accounts	125,285
Daily average trades	340,478
Daily average trades per active account	2.7
Total trading volume (billions)	$612
Trading revenue per million traded	$80
Average customer trading volume per day (billions)	$9.4
Trading days	65

Reconciliation of U.S. GAAP Net Loss to Adjusted EBITDA1 - Continuing Operations

Three months ended June 30, 2017

(US Millions) (unaudited)

Net loss	$(2.4)
Adjustments:
Net Loss attributable to non-controlling interests(2)	(0.5)
Loss from discontinued operations, net of tax(3)	1.1
Income tax provision	0.9
Interest on borrowings	8.3
Gain on derivative liabilities — Leucadia financing(4)	(2.1)
General and administrative(5)	0.4
Depreciation and amortization	5.0
Gain on sale of equity method investment(6)	(0.2)
Total Adjustments	12.9
Adjusted EBITDA(1) - Continuing Operations	$10.5

(1)	Adjusted EBITDA from Continuing Operations is a Non-GAAP measure that is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with U.S. GAAP.

(2)	Represents the elimination of the share of net loss allocated among the non-controlling interests to calculate total consolidated net income (loss) from the Company’s operations.

(3)	Represents the elimination of the loss attributable to discontinued operations, net of tax, in order to calculate income attributable to continuing operations only.

(4)	Represents the elimination of the loss or gain attributable to the derivative liabilities embedded in the Company’s financing agreement with Leucadia, as it is a non-operating, non-cash loss or gain.

(5)	Represents the elimination of $0.4 million of charges for client adjustments related to various trading platform issues.

(6)	Represents the elimination of a gain on sale of an equity method investment which was impaired in 2016.

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported in accordance with U.S. GAAP, we have provided Adjusted EBITDA, a Non- GAAP financial measure. We believe this Non-GAAP measure, when presented in conjunction with the comparable U.S. GAAP measure, is useful to investors in better understanding our current financial performance as seen through the eyes of management and facilitates comparisons of our historical operating trends across several periods. We believe that investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry that present similar measures, although the methods used by other companies in calculating Adjusted EBITDA may differ from our method, even if similar terms are used to identify such measure.

Adjusted EBITDA provides us with an understanding of the results from the primary operations of our business by excluding the effects of certain gains, losses or other charges that do not reflect the normal earnings of our core operations or that may not be indicative of our future outlook and prospects. Internally, Adjusted EBITDA is used by management for various purposes, including to evaluate our operating performance and operational strategies, and as a basis for strategic planning, forecasting and for compensation purposes.

Adjusted EBITDA does not represent and should not be considered as a substitute for net income or net income attributable to FXCM Group, LLC, each as determined in accordance with U.S. GAAP. Adjusted EBITDA reflects the following adjustments to net income:

Regulatory and Legal Costs. Adjustments have been made to eliminate certain costs or recoveries (including client reimbursements, regulatory fines and settlements from lawsuits) associated with certain regulatory and legal matters. Given the nature of these expenses, they are not viewed by management as expenses incurred in the ordinary course of business and we believe it is useful to show the effects of eliminating these expenses.

Gain on sale of equity method investment. An adjustment has been made to eliminate the gain on the sale of an equity method investment which had previously been impaired in December 2016. Given the nature of this gain, it is not viewed by management as income in the ordinary course of business and we believe it is useful to show the effects of eliminating this gain.

About FXCM Group, LLC

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools, proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime.

Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

FXCM Group is a holding company of Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies [collectively "FXCM"].

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications

jsales@fxcm.com